Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the reference of our firm under the caption “Experts” in the proxy statement/prospectus, which is referred to and made part of this Amendment No. 2 to the Registration Statement (Form S-4) of Pernix Therapeutics Holdings, Inc. for the registration of common stock and the inclusion in this Amendment No. 2 to the Registration Statement on Form S-4 of the consolidated financial statements of Cypress Pharmaceuticals, Inc. as of December 31, 2011 and 2010, which have been so included in reliance on our report dated January 31, 2012, except for Note 13 and 15 as to which date is February 5, 2013.

/s/ HORNE LLP

Ridgeland, Mississippi

February 5, 2013